Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS

FISCAL 2012 THIRD QUARTER AND NINE MONTHS RESULTS

Company to host conference call on April 5, 2012, at 11:00 a.m. ET

Financial and Operational Highlights

•	Enrollment by headcount increased 10.5% over the prior year to a record 10,968 students as of February 29, 2012.

•

FY 2012 third quarter total revenue increased 8.0% to $29.9 million from $27.7 million in the prior-year period with the Company’s academic segment’s revenue increasing 8.0% to $29.7 million, compared to $27.5 million in the FY 2011 third quarter.

•

FY 2012 third quarter net income attributable to the Company was $0.5 million, compared to $3.9 million in the prior-year period, primarily due to increased educational service and selling, general, and administrative (SG&A) expenses incurred from continued expansion and development of physical locations; FY 2012 third quarter EBITDA was $2.5 million, compared to $7.0 million in the prior-year period.

•	Company continues to make progress on seeking regulatory approvals at new campus locations and obtained several approvals during the quarter.

•

National American’s Board of Directors declared a cash dividend in the amount of $0.0325 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 30, 2012, to be paid on or about April 6, 2012.

•	During the FY 2012 third quarter, the Company repurchased 707,191 shares of common stock at an average stock price of $7.07.

•

Balance sheet at February 29, 2012, included cash and cash equivalents and investments of $35.2 million; working capital of $31.2 million; no short-term borrowings or long-term debt; and stockholders’ equity of $53.9 million.

Rapid City, South Dakota, April 4, 2012 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal year 2012 third quarter and nine months ended February 29, 2012.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We continue to be very pleased with our top-line growth and profitability, which we feel is a strong accomplishment given our geographic and programmatic expansion in a heightened regulatory environment. NAU has grown from 17 locations to 35 in the past three years (with four pending). NAU increased its enrollment by 10.5% over the same period last year during the fiscal 2012 third quarter, largely as a result of this expansion. Throughout fiscal 2012, we have incurred higher expenses through the addition of staffing, marketing, and facility expense at these new campus locations without offsetting revenue and enrollment. As NAU moves into the fiscal 2013 year, we plan to transition from this geographic expansion strategy to a more vertical approach of growth, developing programs and focusing on enrollment growth at each of our campus locations throughout the U.S., while building on our highly respected academic standards.”

Operating Review

Update on Facility Expansion

NAU currently owns one property and leases 35 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota and Texas. NAU’S online academic and degree programs continue to grow. In addition, NAU continues to operate additional hybrid locations which utilize small physical facilities in strategic geographic areas, allowing its students to meet face-to-face with staff for assistance on their educational choices and related services while completing the majority of the coursework online.

National American University Holdings, Inc.

April 4, 2012

During the remainder of fiscal year 2012, the Company is committed to moving forward with its campus expansion plans, while closely tracking the expenditures associated with these new educational sites, new program development, and program expansion within the SG&A expense category. The Company expects that its SG&A as a percentage of total revenue will decline as it focuses on increasing enrollment at its existing campus locations over the next fiscal year.

Of the Company’s 35 campuses, the following sites are pending regulatory approvals:

•	Richardson, TX

•	Tigard, OR

•	Georgetown, TX

•	Indianapolis, IN

Dr. Shape concluded, “NAU has invested over $50 million in the past seven years to expand and develop physical locations and academic programming. While we continued to experience longer regulatory approval periods for our developing locations and academic programs, we have seen considerable progress over the past three months. Several of our pending campus locations have received staff visits from the respective regulatory body, and recommendations are pending final committee action. We have reviewed the staff’s recommendations and are very satisfied that these approvals are moving forward. We have begun marketing activities for several of these locations and will begin recruitment activities once we receive the final approvals on the other locations. With the approval to enroll students, these locations have historically become profitable within 12 to 18 months, when the center achieves an enrollment of approximately 150-200 students. We expect that these new locations will contribute considerably to our top line, and the investments that we have made over the past 12 months will begin to realize a benefit in fiscal 2013.”

10.5% Enrollment Increase

Total NAU student enrollment for the winter term of 2012 increased 10.5% to 10,968 students, up from 9,930 in the last winter term. Students enrolled in 96,745 credit hours compared to 88,725 credit hours in the winter term of last year. The current average age of NAU’s students is in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at February 29, 2012, and February 28, 2011, by degree type and by instructional delivery method:

	February 29, 2012		February 28, 2011
	No. of Students	% of Total	No. of Students	% of Total
Graduate	392	3.6%	393	4.0%

Undergraduate and Diploma	10,576	96.4%	9,537	96.0%

Total	10,968	100.0%	9,930	100.0%

	February 29, 2012		February 28, 2011
	No. of Students	% of Total	No. of Students	% of Total
Online	5,818	53.0%	4,624	46.6%
On-Campus	3,286	30.0%	3,619	36.4%
Hybrid	1,864	17.0%	1,687	17.0%

Total	10,968	100.0%	9,930	100.0%

National American University Holdings, Inc.

April 4, 2012

Formation of Community College Advisory Board

In November 2011, NAU developed a Community College Advisory Board consisting of nationally renowned members to strengthen its relationships with community colleges. The Community College Advisory Board serves as an advisory and decision-making group under the direction of the Chair, Dr. John E. Roueche, on matters related to the university’s academic programs, services and initiatives associated with community colleges. Dr. Roueche holds the Sid Richardson Regents Chair at the University of Texas at Austin, where he directs the Community College Leadership Program. Dr. Roueche and the other members of the Advisory Board are considered recognized authorities in community college education.

With direction from the Advisory Board, NAU continues to build relationships that it believes will assist in building alliances to meet the needs of community college students, staff, and faculty. In March 2012, NAU met with several Community College leaders from the Kansas and Missouri areas to discuss specific needs and next steps for building these relationships.

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate and graduate education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1% of the Company’s revenues for the quarter ended February 29, 2012.

Fiscal 2012 Third Quarter

•

The Company’s total revenues for the three months ended February 29, 2012, increased 8.0% to $29.9 million from $27.7 million for the same period last year. As a result of NAU’s enrollment growth, the academic segment’s total revenue increased 8.0% to $29.7 million from $27.5 million for the prior-year period.

•

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

For the three months ended February 29, 2012, this expense was $7.0 million, or 23.4% of the academic segment’s total revenue, compared to $5.6 million, or 20.4%, for the three months ended February 28, 2011. This increase was primarily a result of expenses incurred from increased instructional compensation and hiring the additional faculty and staff necessary to support the larger student population.

•

During the fiscal year 2012 third quarter, the Company’s SG&A expenses were $21.0 million, or 70.3% of total revenues, compared to $15.3 million, or 55.1%, in the prior-year period. This increase was primarily due to increased spending for NAU’s developing physical locations and academic programs, as well as increased staffing for new and existing campuses and approximately $3.6 million in marketing, advertising and admissions expenses.

•

The Company’s income before income taxes and non-controlling interest for the three months ended February 29, 2012, was $1.2 million, compared to $6.3 million for the same period last year. This decrease was primarily due to higher educational service expense and SG&A expenses.

•

Net income attributable to the Company for the fiscal year 2012 third quarter was $0.5 million, or $0.02 per diluted share based on 26.6 million shares outstanding, compared to $3.9 million, or $0.14 per diluted share based on 26.8 million shares outstanding, in the prior-year period.

•

The Company’s EBITDA for the third quarter of FY 2012 was $2.5 million, compared to $7.0 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2012 Nine Months Financial Results

•

The Company’s total revenues for the nine months ended February 29, 2012, increased 8.9% to $85.8 million from $78.7 million for the same period last year. As a result of continued enrollment growth, the academic segment’s total revenue increased 9.3% to $85.0 million from $77.8 million for the prior-year period. The Company attributes the enrollment growth to its continued investment in geographic and programmatic expansion, a weaker economy, and improved recruitment processes. However, revenues were impacted by a U.S. Department of Education regulation effective July 1, 2011, that does not permit a student’s logging into an online course room to be considered an academically related activity for the purposes of determining a withdrawn student’s last date of attendance and in turn, the amount of federal student financial aid that an institution must return for that student. As a result, the Company has returned a greater amount of federal student aid funds for certain withdrawn students compared to similarily situated students during the same period last year.

National American University Holdings, Inc.

April 4, 2012

•

NAU’s educational services expense for the nine months ended February 29, 2012, was $20.2 million, or 23.8% of the academic segment’s total revenue, compared to $16.4 million, or 21.1%, in the prior-year period. This increase was primarily a result of additional expenses incurred from the expansion and development of physical locations.

•

During the first nine months of FY 2012, the Company’s SG&A expenses were $57.2 million, or 66.7% of total revenues, compared to $47.1 million, or 59.8%, in the prior-year period. This increase was primarily due to a $6.7 million increase in spending for developing physical locations and academic programming. It was also the result of an additional one-time expense of $0.4 million for a sales and use tax audit conducted by the state of South Dakota.

•

The Company’s income before income taxes and non-controlling interest for the nine months ended February 29, 2012, was $6.2 million, compared to $13.1 million for the same period last year. This decrease was primarily due to higher educational service expense and SG&A expenses.

•

Net income attributable to the Company during the first nine months of fiscal 2012 was $3.5 million, or $0.13 per diluted share based on 26.9 million shares outstanding, compared to $8.0 million, or $0.30 per diluted share based on 27.0 million shares outstanding, in the prior-year period.

•

The Company’s EBITDA for the first nine months of FY 2012 was $9.5 million, compared to $15.1 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	2/29/2012		5/31/2011	% Change
Cash and Cash Equivalents	$20.3	*	$25.7	-21.1%
Short Term Investments	14.9	*	19.1	-21.7%
Working Capital	31.2	*	39.5	-21.0%
Total Long-term Debt	0		0	N/A
Stockholders’ Equity	53.9		58.5	-7.9%

(* Decrease largely due to shareholder repurchases during the period)

Stock Repurchase Plan Update

On November 4, 2011, the Company announced that its Board of Directors had authorized the establishment of a stock repurchase program for the Company to purchase up to $10 million of common stock in both open market and privately negotiated transactions. By the end of the third quarter, the Company had repurchased 835,058 shares of common stock at an average stock price of $7.07.

Quarterly Dividend

The Company’s Board of Directors declared a cash dividend in the amount of $0.0325 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 30, 2012, to be paid on or about April 6, 2012.

Conference Call Information

The Company will discuss these results in a conference call (with accompanying presentation) on April 5, 2012, at 11:00 a.m. ET.

The dial-in numbers are:

(877) 407-8033 (U.S.)

(201) 689-8033 (International)

National American University Holdings, Inc.

April 4, 2012

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://www.investorcalendar.com/IC/CEPage.asp?ID=167861.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in health care and business-related disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provides students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed on August 5, 2011, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information: National American University Holdings, Inc. Dr. Ronald Shape 605-721-5220 rshape@national.edu

Investor Relations Counsel The Equity Group Inc. Carolyne Yu 212-836-9610 cyu@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com

National American University Holdings, Inc.

April 4, 2012

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 29, 2012 AND FEBRUARY 28, 2011

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
REVENUE:
Academic revenue	$28,367	$26,119	$80,670	$73,199
Auxiliary revenue	1,311	1,370	4,313	4,583
Rental income — apartments	264	244	801	739
Condominium sales	0	0	0	224

Total revenue	29,942	27,733	85,784	78,745

OPERATING EXPENSES:
Cost of educational services	6,952	5,609	20,222	16,391
Selling, general and administrative	21,040	15,272	57,202	47,062
Auxiliary expense	598	579	2,119	2,119
Cost of condominium sales	0	0	0	193
(Gain) loss on disposition of property	5	19	(126)	70

Total operating expenses	28,595	21,479	79,417	65,835

OPERATING INCOME	1,347	6,254	6,367	12,910

OTHER INCOME (EXPENSE):
Interest income	31	38	105	112
Interest expense	(235)	0	(316)	0
Other income — net	31	25	91	96

Total other income (expense)	(173)	63	(120)	208

INCOME BEFORE INCOME TAXES	1,174	6,317	6,247	13,118

INCOME TAX EXPENSE	(668)	(2,438)	(2,677)	(5,134)

NET INCOME	506	3,879	3,570	7,984

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	13	(12)	(85)	(31)

NET INCOME ATTRIBUTABLE TO NATIONAL
AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	519	3,867	3,485	7,953

OTHER COMPREHENSIVE INCOME (LOSS) —
Unrealized losses on investments	(21)	(28)	(54)	(29)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$498	$3,839	$3,431	$7,924

Basic net earnings attributable to National American University Holdings, Inc.	$0.02	$0.15	$0.13	$0.30

Diluted net earnings attributable to National American University Holdings, Inc.	$0.02	$0.14	$0.13	$0.30

Basic weighted average shares outstanding	26,592,196	26,122,047	26,728,988	26,202,893
Diluted weighted average shares outstanding	26,643,880	26,846,982	26,912,008	26,956,077

National American University Holdings, Inc.

April 4, 2012

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF FEBRUARY 29, 2012 AND AUDITED CONDENSED

CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2011

(In thousands except share data)

	February 29,	May 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,280	$25,716
Available for sale investments	14,940	19,085
Student receivables — net of allowance of $887 and $223 at February 29, 2012 and May 31, 2011, respectively	3,487	2,010
Other receivables	6,205	425
Bookstore inventory	31	1,057
Income tax receivable	0	1,260
Deferred income taxes	1,823	1,723
Prepaid and other current assets	630	559

Total current assets	47,396	51,835

Total Property and Equipment—Net	39,586	21,265

OTHER ASSETS:
Condominium inventory	2,667	2,664
Land held for future development	312	312
Course development — net of accumulated amortization of $1,634 and $1,415 at February 29, 2012 and May 31, 2011, respectively	1,191	956
Other	1,124	906

	5,294	4,838

TOTAL	$92,276	$77,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$112	$0
Accounts payable	7,618	4,430
Dividends payable	877	831
Student accounts payable	835	400
Income tax payable	174	0
Deferred income	291	294
Accrued and other liabilities	6,302	6,403

Total current liabilities	16,209	12,358

DEFERRED INCOME TAXES	2,827	2,827

OTHER LONG-TERM LIABILITIES	7,210	4,248

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	12,137	0

COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,057,419 issued and 26,207,467 outstanding as of February 29, 2012; 27,546,499 issued and 26,546,499 outstanding as of May 31, 2011	3	3
Additional paid-in capital	57,157	56,643
Retained earnings	10,502	9,549
Treasury stock, at cost (1,849,952 shares at February 29, 2012 and 1,000,000 shares at May 31, 2011)	(13,615)	(7,505)
Accumulated other comprehensive income	18	72

Total National American University Holdings, Inc. stockholders’ equity	54,065	58,762

Non-controlling interest	(172)	(257)
Total equity	53,893	58,505

TOTAL	$92,276	$77,938

National American University Holdings, Inc.

April 4, 2012

The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
	(dollars in thousands)
Net Income attributable to the Company	$519	$3,867	$3,485	$7,953
Income (Loss) attributable to non-controlling interest	(13)	12	85	31
Interest Income	(31)	(38)	(105)	(112)
Interest Expense	235	0	316	0
Income Taxes	668	2,438	2,677	5,134
Depreciation and Amortization	1,126	739	3,075	2,067

EBITDA	$2,504	$7,018	$9,533	$15,073

Consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense, plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, its presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.